AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT to the Transfer Agent Servicing Agreement, dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of ETF Series Solutions:

Exhibit W, the LHA Market State U.S. Tactical ETF, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the LHA Market State U.S. Tactical ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Michael D. Barolsky	By:	/s/ Joseph Neuberger
Name:	Michael D. Barolsky	Name:	Joseph Neuberger
Title:	Secretary	Title:	President
Date:	March 22, 2018	Date:	March 22, 2018

Exhibit W to the ETF Series Solutions Transfer Agent Servicing Agreement -
Little Harbor Advisors, LLC

LHA Market State U.S. Tactical ETF

Fund Accounting, Administration, Transfer Agent & Account Services Fee Schedule at January 2018

Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum1 for funds where Little Harbor Advisors, LLC acts as Adviser to the fund in the ETF Series Solutions (ESS) ETF Trust.2

Annual Minimum per Fund		Basis Points on Trust AUM
Funds 1-5	$[ ]	First $250m	[ ] bps
Funds 6-10	$[ ]	Next $250m	[ ] bps
Funds 11-15	$[ ]	Next $500m	[ ] bps
Funds 16+	$[ ]	Balance	[ ] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, reasonable expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs .

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

Advisor’s Signature below acknowledges approval only of this Exhibit W and Appendix A to this Exhibit W.

Little Harbor Advisors, LLC

By:	/s/ John Hassett

Printed Name:	John Hassett

Title:	President	Date:	3/23/18

APPENDIX A

Accounting, Administration, TA Services in addition to the Base Fee1

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
▪	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ] - Swaptions
▪	$[ ] - Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
Fee for IDC data used to monitor corporate actions
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

ESS Trust Chief Compliance Officer Annual Fee (subject to board approval)
▪	$[ ] for the first fund
▪	$[ ] for each additional fund
▪	$[ ] per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
▪	$[ ] per security per month

Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$[ ] per fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
▪	$[ ] first fund
▪	$[ ] each additional fund up to 5 funds
▪	Fees negotiated for funds 6+

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, reasonable expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Fees are calculated pro rata and billed monthly